Exhibit 99.2

Track 2012 and Capital Update Deb Butler Executive Vice President Planning & Chief Information Officer Good morning. As Wick mentioned, while we focus on cost control to weather the near-term economic uncertainty, we are continuing to manage for the long-term. Two examples of this commitment are the Track 2012 initiative and the capital program for 2009.

Key drivers Safety Revenue growth Service improvement Asset utilization Fuel efficiency Workforce productivity Track 2012 is the five year plan that we initiated last year. It is our process to continuously improve safety and service, drive further operating efficiencies, and deliver better financial results to our shareholders. I’d like to take a step back and give you a brief overview of the process we developed to identify the Track 2012 projects. We started by defining the six key drivers of our performance: safety, revenue growth, service improvement, asset utilization, fuel efficiency, and workforce productivity. Then, we asked all of our departments to submit project ideas in these areas. A steering committee of senior managers evaluated the proposed projects to determine which of them would provide the greatest benefits. Over two hundred project ideas were submitted. We found that many of these could be accomplished at the local level without steering committee involvement. These projects fell into the category of “just do it” and are well underway in various departments. Meanwhile, the steering committee is focused on 15 to 20 major initiatives that require significant interdepartmental coordination and resources. I want to focus for a few minutes on these projects.

Initiatives Safety Optimized Train Control (OTC) Automated Issuance of Track Time Revenue growth Service improvement Unified Train Control System (UTCS) Tactical Yard Planner Starting with the safety driver, we’re focused first and foremost on OTC which is Norfolk Southern’s version of positive train control. It is designed to prevent train-to-train collisions, enforce speed limits, and protect roadway workers. The automated issuance of track time project is an extension of OTC that will allow field workers to electronically request, receive, and release track time work limits, which will improve productivity as well as safety. Don will talk about our business outlook after the break this morning so I’ll jump right to service improvement. You have already heard about the first item on this list – UTCS – from Fred. The second service improvement initiative is a Tactical Yard Planner. This is an online decision support tool that we are developing internally. This tool will help yardmasters make more effective decisions based on the current conditions in the yard.

Initiatives Asset utilization Process Control Implementation Thoroughbred Locomotive System (TLS) Locomotive Assignment and Routing System (LARS) ABC Next Generation Geographic Information System (GIS) Shifting to asset utilization, the process control implementation initiative is a project to install state-of-the-art process control systems to automate our remaining manual hump yards and upgrade others that are currently utilizing older technology. Process control systems manage the overall classification of railcars by controlling car speed, car spacing, and switch positions to ensure that cars are routed to the appropriate classification track safely and efficiently. TLS and LARS are the tools we use to manage our locomotive fleet and make assignments to trains. TLS is the Thoroughbred Locomotive System and LARS is the Locomotive Assignment and Routing System. We will be able to use these systems to determine the optimal size of our locomotive fleet, forecast locomotive surpluses and deficits by location, and provide power managers with a near real-time decision support tool for making locomotive assignments. ABC Next Generation is a project to develop the next generation of our car routing algorithm, which is responsible for the safe and efficient routing of cars through our network on a daily basis. The geographic information system project will develop a detailed database for all forms of geographically referenced information – everything from signals and switches to bridges and tunnels. This single-source map of the railroad will provide information to all of our systems that require geo-spatial references.

Initiatives Fuel efficiency Locomotive Engineer Assist Display and Event Recorder (LEADER) Wireless Event Recorder Information System (WERIS) Top-of-Rail Friction Modification Turning now to our fuel efficiency initiatives, you heard about LEADER from Coleman this morning. WERIS, which stands for Wireless Event Recorder Information System, allows information from a locomotive’s event recorder – its black box – to be downloaded at wireless access points strategically located across the system. With this data, we will be in a much better position to determine where crews are doing well at conserving fuel and where there is room for improvement so that we can follow up with coaching. Top-of-rail friction modification systems apply lubricant directly to the rails in order to lower the wheel-to-rail friction of the cars. This not only reduces the energy needed to pull the train but also results in less wear and tear on the track.

Initiatives Workforce productivity Remote Control Locomotives Optimizing Crew Districts Vacation Scheduling and Attendance Productivity of Maintenance Activities Finally, in terms of workforce productivity, you heard about several of our workforce productivity initiatives from Mike this morning. One that he didn’t cover is a project that is focused on providing large, uninterrupted blocks of time for our Maintenance of Way gangs and reducing the delays they have traditionally experienced. Some of the savings from Track 2012 will be realized this year, but for the most part, these are long-term projects that have the potential to bring real structural change to the way we operate. They are the strategic initiatives that will position us to take full advantage of the economic recovery when it does occur; and we are committed to their success.

Capital Expenditures (millions) 2004 2005 2006 2007 2008 2009 Total 1041 1025 1178 1341 1558 1301 projected Let me turn now to another indication of Norfolk Southern’s commitment to, and confidence in, our future – our 2009 capital expense budget. Current planned capital investments in 2009 are projected to total $1.301 billion, which although 8% less than our originally announced budget and 16% below last year’s capital expenditures, is, as Wick noted, still the third highest capital budget in our company’s history.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion The categories of capital expenditures we plan to make in 2009 are highlighted here. I’ll provide some detail for the reductions we have made in each of these types of investments in the next few slides.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion The majority of our budget, approximately 52%, is still focused on maintaining our physical infrastructure, including the normalized replacement of rail, ties and ballast, as well as the continued improvement or replacement of bridges located throughout our system. We have, however, reduced planned expenditures in this category by 3% to a total of $675 million, or $23 million less than our originally budgeted roadway investments. The reduction is primarily the result of reduced material costs.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion Total rolling stock expenditures of $105 million comprise 8% of our total budget and are 15% less than originally budgeted. Here we are taking advantage of reduced new car prices and eliminating certain capital programs in response to the decline in freight car demand and locomotive requirements.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion Investments in facilities and terminals throughout our network will total $95 million, or 7% of our capital budget, and are 33% less than previously planned in 2009. The majority of this reduction is associated with intermodal and other marketing initiatives as the demand for new terminal capacity has declined. Other non-commercial facility investments in car and locomotive repair shops have been deferred as a result of reduced demand for rolling stock.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion Investments in computers and technology remain budgeted at $66 million, or 5% of our total capital expenditures. As today’s agenda clearly reflects, we continue to invest in technology to enhance safety, to improve operational efficiency and equipment utilization, and to give us the tools to better plan and manage our network and processes. All of these investments are targeted to help us meet both our near-term and our Track 2012 service and financial goals.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion Infrastructure investments of $167 million also remain roughly the same as originally budgeted, comprising 13% of total planned capital expenditures. Almost half of the spending in this category is previously committed Public/Private Partnership investments such as the Heartland and Crescent Corridors and the Chicago CREATE project. These investments remain a high priority as the underlying factors that drive both the public and private investments in these projects remain the same: railroads provide a compelling alternative to highway congestion and high energy costs. Approximately one-third of the infrastructure investments planned for 2009 are projects to increase mainline capacity and improve service performance. Although we are very focused on cost control and prioritizing our spending, we will continue to make improvements to our route structure so that we are positioned to maintain our high standards of service and handle an eventual rebound in traffic levels.

Roadway Freight Cars Locomotives Facilities/Terminals Technology Infrastructure Other total 675 35 70 95 66 167 193 Revised 2009 Capital Budget (millions) Total Spending = $1.301 billion And finally, projects that fall outside of the categories I’ve previously described are now planned for $193 million, which is 15% of our total planned capital expenditures in 2009 and 9% less than originally budgeted. These budgeted expenditures are core investments such as the replacement of roadway machinery and vehicles, communications and signal projects, and public improvements such as grade crossing separations. In this category, we focused on making reductions where deferred spending would not compromise safety or service standards.

1990-2009 Capital Expenditures (millions) 90 91 92 93 94 95 96 97 98 99 00 01 02 03 04 05 06 07 08 09 proj total 697 713 716 669 713 757 789 929 1060 912 917 746 695 720 1041 1025 1178 1341 1558 1301 Note: 2000 includes off balance sheet financing of locomotives This slide provides an historic view of Norfolk Southern’s capital expenditures, in unadjusted dollars, since 1990. In January, I reported that our 2009 capital budget consisted of roughly 72% “core” projects, and 28% growth projects. As revised, the budget reflects a distribution of 73% core and 27% growth projects – not a significant change. As we have always done, we will actively monitor and manage these planned investments to insure they create value for our shareholders and our customers. Our focus going forward will be two-fold. We will keep one eye firmly fixed on the economy, and we are prepared to make further adjustments to capital expenditures if economic conditions worsen. But we will also maintain our focus on Track 2012 and the future of rail transportation, which we continue to believe is bright.